Exhibit (h)(2)
FUND SERVICE AGREEMENT
• Administration and Compliance Services
• Accounting Services
• Regulatory Services

NETS TRUST
February 26, 2008

FUND SERVICE AGREEMENT

FUND SERVICE AGREEMENT
Table of Contents (continued)

FUND SERVICE AGREEMENT
          AGREEMENT made as of February 26, 2008 by and between NETS TRUST (the “Trust”), a Maryland business trust, and J.P. MORGAN INVESTOR SERVICES CO. (“J.P. Morgan”), a Delaware corporation.
WITNESSETH:
          WHEREAS, the Trust is registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
          WHEREAS, the Trust wishes to contract with J.P. Morgan to provide certain services with respect to the Trust;
          WHEREAS, the Trust intends to issue in respect of certain of its portfolios (the “Portfolios”) an exchange-traded class of shares for each Portfolio (each a “ETS Series”). The Trust on behalf of each Portfolio, shall issue and redeem exchange-traded shares of each Portfolio, as more fully described in the current prospectus and statement of additional information of the Trust, including in its registration statement on Form N-1A, No. 333-147077; 811-22140; and as authorized under the Order of Exemption dated March 17, 2008 of the Securities and Exchange Commission (“Order of Exemption”).
          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
     1. Appointment. The Trust hereby appoints J.P. Morgan to provide services for the Trust, as described hereinafter, subject to the supervision of the Board of Trustees of the Trust (the “Board”), for the period and on the terms set forth in this Agreement. J.P. Morgan accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of and Schedule A to this Agreement.
     2. Representations and Warranties.
          (a) J.P. Morgan represents and warrants to the Trust that:

               (i) J.P. Morgan is a corporation, duly organized and existing under the laws of the State of Delaware;
               (ii) J.P. Morgan is duly qualified to carry on its business in the Commonwealth of Massachusetts;
               (iii) J.P. Morgan is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;
               (iv) all requisite corporate proceedings have been taken to authorize J.P. Morgan to enter into and perform this Agreement;
               (v) J.P. Morgan has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;
               (vi) no legal or administrative proceedings have been instituted or threatened which would impair J.P. Morgan’s ability to perform its duties and obligations under this Agreement; and
               (vii) J.P. Morgan’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of J.P. Morgan or any law or regulation applicable to J.P. Morgan;
               (viii) J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its services under this Agreement that meet reasonable commercial standards, subject to Section 10 of this Agreement.
               (ix) J.P. Morgan will comply with all policies and procedures of the Trust of which it receives written notice from the Trust and all applicable federal laws, including but not limited to the 1940 Act, the Securities Act of 1933, as amended (“1933 Act”), and the Securities Exchange Act of 1934, as amended, and any and all rules and regulations of applicable governmental or regulatory agencies. To the extent applicable to the services provided by J.P. Morgan pursuant to this Agreement, J.P. Morgan agrees that it will comply with any requirements set forth in (i) the Exchange Act Rule 19b-4 relief provided to the American Stock Exchange LLC (Release No. 34-52197; File No. SR-Amex-2004-62) or similar relief which may be provided to any other listing exchange; (ii) the First Amended and Restated Application for an Order (“Order of Exemption”) under Section 6(c) of the 1940 Act for an exemption from Sections 2(a)(32), 5(a)(1),

22(d), 22(e) and 24(d) of the 1940 Act and Rule 22c-1 under the 1940 Act and under Sections 6(c) and 17(b) of the 1940 Act for an exemption from Sections 17(a)(1) and 17(a)(2) of the 1940 Act, and under Section 12(d)(1)(J) of the 1940 Act for an exemption from Section 12(d)(1)(A) and 12(d)(1)(B) of the 1940 Act, File No. 812-13444; (iii) the registration statement (“Registration Statement”) of the Funds, including exhibits, as amended on Form N-1A under the 1933 Act and 1940 Act as filed with the SEC; and (iv) if applicable, the Request for Exemptive, Interpretive or No-Action Relief from Section 11(d)(1) of the Exchange Act and Rules 10a-1, 10b-10, 10b-17, 11d1-2, 14e-5, 15c1-5, 15c1-6, Rules 101 and 102 of Regulation M and Rule 200(g) of Regulation SHO.
               (x) J.P. Morgan will comply with the Trust’s portfolio holdings disclosure policy.
          (b) The Trust represents and warrants to J.P. Morgan that:
               (i) the Trust is a Maryland business trust, duly organized and existing and in good standing under the laws of Maryland;
               (ii) the Trust is empowered under applicable laws and by its Agreement and Declaration of Trust (“Charter Document”) and By-Laws to enter into and perform this Agreement;
               (iii) all requisite proceedings have been taken to authorize the Trust to enter into and perform this Agreement;
               (iv) the Trust is an investment company properly registered under the 1940 Act;
               (v) a registration statement under the 1933 Act and the 1940 Act on Form N-1A has been filed and will be effective and will remain effective during the term of this Agreement, and the Order of Exemption will be issued at or before the time that the Registration Statement is declared effective by the SEC, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

               (vi) no legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;
               (vii) the Trust’s Registration Statement complies in all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and none of the Trust’s prospectuses and/or statements of additional information contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; however, this representation and warranty does not eliminate any obligations of J.P. Morgan to comply with the applicable laws as they relate to information, prepared and provided by J.P. Morgan that is included in any of the Fund’s prospectuses and/or statements of additional information; and
               (viii) the Trust’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it where such breach or conflict would impair the Trust’s ability to perform its duties or obligations hereunder.
     3. Delivery of Documents. The Trust or its agent will promptly furnish to J.P. Morgan such copies, properly certified or authenticated, of contracts, documents and other related information that J.P. Morgan may reasonably request or requires to properly discharge its duties. Such documents may include but are not limited to the following:
          (a) Resolutions of the Board authorizing the appointment of J.P. Morgan to provide certain services to the Trust and approving this Agreement;
          (b) The Trust’s Charter Document;
          (c) The Trust’s By-Laws;
          (d) The Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”);
          (e) The Trust’s Registration Statement;
          (f) Any applicable Orders of Exemption with respect to the Trust;
          (g) Copies of the Investment Advisory Agreement between the Trust and its investment adviser (the “Advisory Agreement”);
          (h) Opinions of counsel and auditors’ reports;

          (i) The Trust’s prospectus(es) and statement(s) of additional information relating to all funds, series, portfolios and classes, as applicable, and all amendments and supplements thereto (such Prospectus(es) and Statement(s) of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the “Prospectuses”); and
          (j) Such other agreements as the Trust may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.
     4. Services Provided.
          (a) J.P. Morgan will provide the following services subject to the control, direction and supervision of the Board and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, Charter Document and By-Laws; applicable U.S. laws and regulations; and all resolutions and policies implemented by the Board, of which J.P. Morgan has been notified by the Trust:
               (i) Administration and Compliance Services; and
               (ii) Accounting Services; and
               (iii) Regulatory Services.
A detailed description of each of the above services is contained in Schedules B, C and D, respectively, to this Agreement.
          (b) J.P. Morgan will also:
               (i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of J.P. Morgan or a corporate affiliate of J.P. Morgan);
               (ii) provide the services of individuals to serve as officers of the Trust who will be designated by J.P. Morgan and elected by the Board subject to reasonable Board approval;
               (iii) provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;
               (iv) furnish equipment and other materials, which are necessary or desirable for provision of the services contemplated herein; and

               (v) keep records relating to the services provided hereunder in such form and manner as J.P. Morgan may deem appropriate or advisable, consistent with Section 2(a)(viii) hereof, as required by the 1940 Act and the rules thereunder and any other applicable rules. To the extent required by Section 31 of the 1940 Act and the rules thereunder, and the Funds’ Orders of Exemption, J.P. Morgan agrees that all such records prepared or maintained by J.P. Morgan relating to the services provided hereunder are the property of the Trust and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act and the Funds’ Orders of Exemption, maintained at the Trust’s expense, and made available in accordance with such Section and rules. In addition, J.P. Morgan agrees to make such books and records available for inspection by the Trust or by regulatory authorities such as the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders, except when authorized by the Trust or when legally obligated to divulge such information by duly constituted authorities or court process.
     J.P. Morgan shall promptly, upon reasonable notice by the Trust, turn over to the Trust and cease to retain the Trust’s files, records and documents created and maintained by J.P. Morgan pursuant to this Agreement.
     5. Fees and Expenses.
          (a) As compensation for the services rendered to the Trust pursuant to this Agreement the Trust shall pay J.P. Morgan monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly and shall be due and payable within thirty (30) days after receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.
          (b) For the purpose of determining fees calculated as a function of the Trust’s assets, the value of the Trust’s assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board.
          (c) The Trust may request additional services, additional processing, or special reports, with such specifications and requirements documentation as may be reasonably required by J.P. Morgan. In addition, significant regulatory and legal changes and changes in the Trust’s status may necessitate additional services, processing or reports. In either instance, if J.P. Morgan elects to provide such services or arrange for their provision, it shall be entitled to additional fees and expenses mutually agreed upon by the parties hereto.
          (d) J.P. Morgan will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. The Trust agrees to promptly reimburse J.P. Morgan for any services, equipment or supplies ordered by or for the Trust through J.P. Morgan at the Trust’s request and for any other commercially reasonable expenses that J.P. Morgan may incur on the Trust’s behalf at the Trust’s request or as consented to by the Trust. Such other expenses to be incurred in the operation of the Trust and to be borne by the Trust or its investment adviser as the case may be, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and trustees who are not officers, directors, shareholders or employees of J.P. Morgan, or the Trust’s investment adviser or distributor; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; EDGAR filing fees, processing services and related fees; NSCC transaction fees, postage and mailing costs directly related to the distribution of shareholder materials; costs of share certificates; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses incurred at the request of the Trust; consulting fees incurred at the request of the Trust; customary bank charges and fees; costs of maintenance of trust existence; expenses of typesetting and printing of Prospectuses for regulatory purposes and for distribution to current shareholders of the Trust (the Trust’s distributor or investment adviser as the case may be to bear the expense of all other printing, production, and distribution of Prospectuses, and marketing materials); expenses of printing and production costs of shareholders’ reports and proxy statements and materials; expenses of proxy solicitation, proxy tabulation and annual meetings; costs and expenses of Trust stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with or trust, shareholder, and Board meetings; trade association dues and expenses; costs for any third party reports; reprocessing costs to J.P. Morgan caused by third party errors and not as a result of errors on the part of J.P. Morgan; copying charges; overtime work when necessitated by unusual client requests; microfilm and storage, audio response unit costs; conversion costs; any extraordinary expenses necessitated by regulatory or legal changes; and any extraordinary expenses and other customary Trust expenses. In addition, J.P. Morgan may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services designated by the Trust, in connection with determining the net asset values of the Trust. The Trust or its investment adviser will reimburse J.P. Morgan for the Trust’s share of the cost of such services based upon the actual usage, or a pro-rata estimate of the use, of the services for the benefit of the Trust.
          (e) All fees, out-of-pocket expenses, or additional charges of J.P. Morgan shall be billed on a monthly basis and shall be due and payable within thirty (30) days of receipt of the invoice.
          (f) J.P. Morgan will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Charges remaining unpaid after sixty (60) days shall bear interest in finance charges equivalent to, in the aggregate, the Prime Rate (as determined by J.P. Morgan) plus two percent per year and all costs and expenses of effecting collection of any such sums, including reasonable attorney’s fees, shall be paid by the Trust to J.P. Morgan.
          (g) In the event that the Trust is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Trust), this Agreement may be terminated upon thirty (30) days’ written notice to the Trust by J.P. Morgan. The Trust must notify J.P. Morgan in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.
          (h) Anything herein to the contrary notwithstanding, if the Domestic Custody Agreement, Foreign Custody Agreement or Agency Services Agreement between JPMorgan Chase Bank, N.A. and the Trust is terminated, then this Agreement shall automatically terminate on the date that any of the Domestic Custody Agreement, Foreign Custody Agreement or Agency Services Agreement terminates.
     6. Limitation of Liability and Indemnification.
          (a) J.P. Morgan agrees to indemnify the Trust and each of the directors and officers from and against any and all Losses which may be imposed on, incurred by, or asserted against the Trust by reason of (i) J.P. Morgan’s material breach of any obligation, representation or warranty under this Agreement; or (ii) J.P. Morgan’s negligence, wilful misfeasance or fraud in the performance of its obligations or duties hereunder, provided that (i) in no event shall J.P. Morgan indemnify the Trust from against any Loss (or any claim for a Loss) to the extent such Loss is described in Section 6(g) of this Agreement and (ii) the Trust shall use all commercially reasonable endeavors to mitigate any Loss for which indemnity is sought hereunder (provided, however, that reasonable expenses incurred with respect to such mitigation shall be Losses subject to indemnification hereunder).
          (b) J.P. Morgan shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Trust or third parties, in connection with the matters to which this Agreement relates, except for a loss or expense solely caused by or resulting from J.P. Morgan’s negligence, gross negligence or willful misconduct.
          (c) J.P. Morgan shall not be responsible for and, to the extent that J.P. Morgan has not acted with negligence, engaged in willful misfeasance or acted in reckless disregard of its obligations and duties, the Trust shall indemnify and hold J.P. Morgan and its directors, officers, agents and employees (collectively the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket and incidental expenses and legal fees (“Losses”) that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:
               (i) any and all actions of the Indemnitees required to be taken pursuant to this Agreement;
               (ii) the reliance on or use by the Indemnitees of information, records, or documents, which are received by the Indemnitees and furnished to it or them by or on behalf of the Trust, and which have been prepared or maintained by the Trust or any third party on behalf of the Trust;
               (iii) the Trust’s refusal or failure to comply with the terms of this Agreement or the Trust’s lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;
               (iv) the breach of any material representation or warranty of the Trust hereunder;

               (v) following any instructions or other directions reasonably believed to be requests of the Trust or otherwise duly authorized, other than by employees of J.P. Morgan, and upon which J.P. Morgan is authorized to rely pursuant to the terms of this Agreement;
               (vi) any delays, inaccuracies, errors in or omissions from information or data provided to J.P. Morgan by the Trust, its investment advisers and/or sub-advisers, and providers of other services such as NSCC, data services, corporate action services, pricing services or securities brokers, unless such delays, inaccuracies, errors or omissions are the result of any action by the Indemnitees;
               (vii) the offer or sale of shares by the Trust in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Trust or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust prior to the effective date of this Agreement;
               (viii) any failure of the Trust’s Registration Statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder), the Order of Exemption and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Fund’s prospectus, provided that this obligation to indemnify shall not apply if such statement or omission or alleged statement or omission was made in reliance upon and in conformity with information prepared and furnished by J.P. Morgan;
               (ix) the actions taken by the Trust, its investment adviser and/or sub-advisers, and its distributor in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and
               (x) all actions, inactions, omissions, or errors caused by third parties to whom the Trust or the Indemnitees have assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Trust, its investment advisers, distributor, administrator or sponsor.

          (d) In addition to and not in limitation of paragraph (c) immediately above, the Trust also agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in connection with or arising out of J.P. Morgan’s performance under this Agreement, provided the Indemnitees have not acted with negligence, gross negligence or engaged in willful misconduct.
          (e) In the event of a claim for indemnification, J.P. Morgan shall fully and promptly advise the Trust of all pertinent facts concerning the claim, and J.P. Morgan will use all reasonable care to identify and notify the Trust promptly concerning any facts or circumstances that present or appear likely to present the probability of a claim for indemnification against the Trust, but J.P. Morgan’s failure to do so in good faith shall not affect the rights hereunder.
          The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to J.P. Morgan, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit, retain counsel, and bear the fees and expenses of same, J.P. Morgan, if it desires to retain any additional counsel, shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will reimburse J.P. Morgan for the reasonable fees and expenses of any counsel retained by J.P. Morgan, and satisfactory to the Trust, whose approval shall not be unreasonably withheld.
          (f) In performing its services hereunder, J.P. Morgan shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Trust and its custodians, officers and directors, investment advisers and sub-advisers, investors, agents and other service providers which J.P. Morgan reasonably believes to be genuine, valid and authorized. J.P. Morgan shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel and public accountants retained by the Trust, as necessary or appropriate.
          (g) Anything in this agreement to the contrary notwithstanding, in no event shall J.P. Morgan be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if J.P. Morgan has been advised of the likelihood of such loss or damage and regardless of the form of action in which any such loss or damage may be claimed. This provision shall survive the termination of this Agreement.
     7. Term and Termination.
          (a) The initial term of this Agreement shall be for a period of three years (“Initial Term”) following the date on which J.P. Morgan commenced providing services under the Agreement. Following the Initial Term, the Trust may terminate this Agreement on sixty (60) days’ written notice to J.P. Morgan. J.P. Morgan may terminate this Agreement on one hundred and eighty (180) days’ written notice to the Trust.
          (b) Notwithstanding Section 7(a):
               (i) Either party may terminate this Agreement immediately on written notice to the other party in the event that a material breach of this Agreement by the other party has not been cured within thirty (30) days of that party being given written notice of the material breach;
               (ii) J.P. Morgan may terminate this Agreement on sixty (60) days’ written notice to the Trust in the event that J.P. Morgan reasonably determines that the Trust has ceased to satisfy J.P. Morgan’s customary credit requirements; and
               (iii) The Trust may terminate this Agreement at any time during the Initial Term on sixty (60) days’ written notice to J.P. Morgan upon payment of a termination fee. The termination fee will be an amount equal to thirty six (36) minus the number of months elapsed since the date the J.P. Morgan commenced providing services under this Agreement times the average monthly fees paid during the six month period prior to the Trust’s notice of termination, or since the date J.P. Morgan commenced providing services under this Agreement if that period is less than six months.
     8. Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Trust:
Northern Trust Investments, N.A.
50 South LaSalle Street
Chicago, IL 60603
Attention: Craig Carberry, Secretary
Fax: (312) 444-4675
If to J.P. Morgan:
J.P. Morgan Investor Services Co.
73 Tremont Street, Floor 11
Attention: Legal Department
Boston, MA 02108
Fax: (617) 557-8616
     9. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.
     10. Force Majeure. J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its business that provides the services set forth in this Agreement that it determines from time to time meet reasonable commercial standards. J.P. Morgan shall not be responsible or liable for any harm, loss or damage suffered by the Trust, its investors, or other third parties or for any failure or delay in performance of J.P. Morgan’s obligations under this Agreement arising out of or caused, directly or indirectly, by an act of God, fire, flood, civil or labor disturbance, war, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (except by employees of J.P. Morgan), malfunction of equipment or software (except where such malfunction is primarily attributable to J.P. Morgan’s negligence or willful misconduct in selecting, operating or maintaining the equipment or software), or any cause beyond the reasonable control of J.P. Morgan, provided that J.P. Morgan has notified the Trust promptly when it becomes aware of a specific occurrence or event and, subject to the circumstances, has used such commercially reasonable efforts as would be expected of a professional fund services provider to resolve the adverse effects of the specific occurrence or event. In the event of a force majeure, any resulting harm, loss, damage, failure or delay by J.P. Morgan will not give the Trust the right to terminate this Agreement.
     11. Amendments. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.
     12. Severability. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.
     13. Governing Law. This Agreement shall be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws. The United States District Court for the Southern District of New York shall have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County shall have sole and exclusive jurisdiction. Either of these courts shall have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of either of the courts specified and to accept service of process to vest personal jurisdiction over them in such courts.
     14. OBLIGATIONS OF THE TRUST. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust’s Agreement and Declaration of Trust.
     15. SEPARATE AGREEMENTS. Each Fund shall be regarded for all purposes hereunder as a separate party apart from each other Fund. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Trust shall be deemed to relate solely to the particular Fund to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. Without limiting the generality of the foregoing, in no event shall J.P. Morgan have recourse, whether by set-off or otherwise, with respect to any amounts owed or any liabilities incurred by a Fund, to or against any assets of any other Fund. The use of this single document to memorialize the separate agreement of each Fund is understood to be for clerical convenience only and shall not constitute any basis of joining the Funds for any reason.
     16. PRIVACY. In accordance with the Securities and Exchange Commission’s Regulation S-P (“Regulation S-P”), nonpublic personal financial information relating to consumers or customers of the Trust (“Nonpublic Personal Information”) provided by, or at the direction of the Trust to J.P. Morgan, or collected or retained by J.P. Morgan in the course of performing its duties shall be considered confidential information. J.P. Morgan agrees that it shall not use such confidential information for any purpose other than to carry out its obligations under this Agreement, and further agrees that it shall not give, sell or in any way transfer or disclose such confidential information to any person or entity, other than (i) affiliates of J.P. Morgan or third parties who have entered into contractual arrangements with the Trust or with J.P. Morgan, and then only to the extent necessary to carry out the obligations under such contractual arrangements, (ii) at the direction of the Trust, (iii) as required by law or (iv) subject to (i) above, as permitted by law. J.P. Morgan represents that it has in place and shall maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information related to consumers or customers of the Trust. J.P. Morgan warrants that it shall not disclose such confidential information to any person or entity as permitted in the previous sentence unless such person or entity has agreed to keep such information confidential. The Trust represents to J.P. Morgan that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide J.P. Morgan with a copy of that statement annually.
       17. GENERAL CONFIDENTIALITY OBLIGATIONS; INTELLECTUAL PROPERTY. Subject to J.P. Morgan’s obligations with respect to Nonpublic Personal Information as set forth in Section 16 above, J.P. Morgan and the Trust agree as follows:
          (a) Each party has made and will continue to make available to the other party information that is not generally known to the public and at the time of disclosure is identified as, or would reasonably be understood by the receiving party to be, proprietary or confidential (“Confidential Information”). Confidential Information may be disclosed in oral, written, visual, electronic or other form. Except as is reasonably necessary to provide services to the Trust, as required by law or regulation or with the written consent of the Trust, J.P. Morgan agrees that it will not disclose the Trust Confidential Information to any third party, including any parent company, subsidiary, division or Affiliate (as defined below) of J.P. Morgan unless the Trust enters into a separate agreement with a J.P. Morgan Affiliate which requires the disclosure of the Trust’s Confidential Information or any part thereof in order for such Affiliate to perform its obligations under that agreement.
          (b) The receiving party will use the same care and discretion to avoid disclosure, publication or dissemination of any Confidential Information received from the disclosing party as the receiving party uses with its own similar information that it does not wish to disclose, publish or disseminate (but in no event less than a reasonable degree of care) and will use the disclosing party’s Confidential Information only to perform its obligations under this Agreement. The receiving party may disclose the disclosing party’s Confidential Information to its employees, any affiliates, contractors, consultants and other third parties that have a need to know and are obligated to maintain the confidentiality of the disclosing party’s Confidential Information upon terms similar to those contained in this Agreement. For purposes hereof “Affiliate” means an entity controlling, controlled by, or under common control with J.P. Morgan and “control” and “controlling” means owning more than 50% of the controlled companies voting stock. (For purposes of clarity, the term

“Affiliate” shall not mean an “Affiliated person” as such term is defined under Section 2(a) of the 1940 Act.)
          (c) The obligations set forth in this Section 17 do not apply to any Confidential Information that the receiving party can demonstrate: (i) the receiving party possessed prior to disclosure by the disclosing party, without an obligation of confidentiality; (ii) is or becomes publicly available without breach of this Agreement by the receiving party, other than nonpublic customer or employee information; (iii) is or was independently developed by the receiving party without the use of any Confidential Information of the disclosing party other than in connection with this Agreement; or (iv) is or was received by the receiving party from a third party that does not have an obligation of confidentiality to the disclosing party or its affiliates.
          (d) If the receiving party is legally required to disclose any Confidential Information of the disclosing party in connection with any legal or regulatory proceeding, the receiving party will endeavor to notify the disclosing party within a reasonable time prior to disclosure and to allow the disclosing party a reasonable opportunity to seek appropriate protective measures or other remedies prior to disclosure and/or waive compliance with the terms of this Agreement. If these protective measures or other remedies are not obtained, or the disclosing party waives compliance with the terms of this Agreement, the receiving party may disclose only that portion of that Confidential Information that it is, according to the opinion of counsel, legally required to disclose and will exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded to that Confidential Information. However, nothing contained in this Agreement will restrict J.P. Morgan’s ability to disclose the Trust’s Confidential Information to regulatory or governmental bodies asserting jurisdiction over J.P. Morgan or its affiliates.
     18. USE OF NAMES; PUBLICITY. The Trust shall not use J.P. Morgan’s name in any offering material, shareholder report, advertisement or other material relating to the Trust, other than for the purpose of merely identifying and describing the functions of J.P. Morgan hereunder, in a manner not approved by J.P. Morgan in writing prior to such use; provided, however, that J.P. Morgan shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority without prior approval; and provided, further, that in no case shall such approval be unreasonably withheld.

     J.P. Morgan shall not use the Trust’s name, specifically the names “NETS” and “Northern,” in any offering material, shareholder report, advertisement or other material relating to J.P. Morgan, other than for the purpose of merely identifying and describing the functions of the Trust hereunder, in a manner not approved by the Trust in writing prior to such use; provided, however, that the Trust shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority without prior approval; and provided, further, that in no case shall such approval be unreasonably withheld.
     J.P. Morgan will not issue any press releases or make any public announcements regarding the existence of this Agreement without the express written consent of the Trust. Neither the Trust nor J.P. Morgan will disclose any of the economic terms of this Agreement, except as may be required by law.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

NETS TRUST

By:	/s/ Michael A. Vardas
Name:	Michael A. Vardas
Title:	President

J.P. MORGAN INVESTOR SERVICES CO.

By:	/s/ Ellen E. Crane
Name:	Ellen E. Crane
Title:	Executive Director

FUND SERVICE AGREEMENT
SCHEDULE A
FEES AND EXPENSES
Administration, Compliance, Accounting and Regulatory Services
     A. Fund Accounting Core Service Fees

Product	Annual Fee
Annual Asset Charge	1.5 bps of Assets Under Management
     B. Fund Administration and Compliance Core Service Fees

Product	Annual Fee
Annual Asset Charge	2.5 bps of Assets Under Management
     C. Fund Regulatory Core Service Fees

Product	Annual Fee
Disclosure Filings	$70,000

Board of Trustees/Directors 4 meetings per year	$90,000

Compliance Program / Manual Assistance	$20,000

Miscellaneous SEC exams, review N-SARs, etc.	$20,000
     D. Plus out-of-pocket expenses set forth in Section 5(d).

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FUND SERVICE AGREEMENT
SCHEDULE B
GENERAL DESCRIPTION OF FUND ADMINISTRATION
AND COMPLIANCE SERVICES
J.P. Morgan’s Fund Administration and Compliance Services are designed and intended to address the Trust’s financial and tax reporting, portfolio compliance and general administration needs. J.P. Morgan will work closely with the Trust’s experts, such as its public accountants and legal counsel, with respect to these services.
I. Financial Reporting Services
A.	Coordination, preparation and review of financial statements (annual and semi-annual), including:
(1)	Schedule of Investments;

(2)	Statement of Assets & Liabilities;

(3)	Statement of Operations;

(4)	Statement of Changes in Net Assets;

(5)	Statement of Cash Flows;

(6)	Financial Highlights, including expense ratios and portfolio turnover rates;

(7)	Notes to Financial Statements;

(8)	Review of other Financial Data in annual and semi-annual reports;

(9)	Preparation and review of line graphs and performance information;

(10)	Creation, distribution and review of up to three production drafts;

(11)	Tax disclosure information;

(12)	Supplemental premium/discount charts (e.g. Net Asset Value compared to the midpoint between the bid-ask spread);

(13)	Shareholder meeting results;

(14)	Trustees and Officers information;

(15)	Expense Examples;

(16)	Portfolio Holdings and Index Composition Data; and

(17)	Any additional information that may be required by rule or regulation.
B.	Review and coordinate filing of SEC Form N-CSR Filings

C.	Preparation and filing of Form N-SAR Filings

D.	Preparation and filing of Form N-Q

E.	Additional Services (subject to additional fees):
(1)	Pro-Forma Statements;

(2)	Additional Drafts;

(3)	Maintenance of Customized Industries and Descriptions;

(4)	Additional Graphics other than those required by rule, regulation or form applicable to open-end investment companies (i.e., Pie Charts).
F.	Coordinate printing and distribution of annual and semi-annual reports, subject to oversight by the investment adviser of the Trust.

G.	Prepare and coordinate the financial highlights for the prospectuses, subject to the review and approval of the Trust’s auditors
II. Tax Services
A.	Preparation and review of the following:
(1)	Fiscal and excise tax provisions (includes all book/tax adjustments except those noted in subsection F below) in accordance with the Internal Revenue Code and applicable rules and regulations;

(2)	Federal (Form 1120-RIC), state income tax return for state of incorporation (or additional states as agreed, subject to additional fees) and excise tax returns (Form 8613) (including filings by extended due dates) and file;

(3)	Year end re-characterizations, return of capital foreign tax credit and tax exempt percentages for Form 1099;

(4)	All applicable data required for year end shareholder reporting requirements (income by state, income by country, treasury income, return of capital, foreign tax credit, tax exempt income, qualified interest income and qualified dividend income) and provide to the Trust transfer agent, ICI distribution list and other parties as directed by the Trust;

(5)	60 day notice information (foreign tax credit, long-term capital gain designation, tax exempt income, dividend received deduction, qualified dividend income, qualified interest income, and qualified short-term gain);

(6)	Review quarterly tax exempt asset test and annual foreign security asset test;

(7)	Wash sale calculations (including the impact of redemption in kind on wash sales reversals and the possible impact of contributions in kind on wash sale deferrals).

(8)	Calculation of year-end income/capital gain distributions (in compliance with income/excise tax distribution requirements) in accordance with the Internal Revenue Code and any applicable rules and regulations.

(9)	Review of periodic distribution rates to reasonably ensure that distributions are not considered preferential under the Internal Revenue Code.

(10)	Calculation of one tax capital gain estimate for excise tax distribution purposes.

(11)	Identify, track and disclose applicable book/tax differences (including wash sales and other items as mutually agreed).

(12)	Semi-annual tax equalization calculations.
B.	Tax preparation and review of all items regarding liquidations or mergers including completion of the final tax provision(s), return(s) and calculations of all tax attributes.

C.	Support financial statement process by preparing and reviewing the following:
(1)	ROC SOP disclosure;

(2)	Tax Footnote disclosure.

D.	Monitor and advise the Trust and its Funds concerning their regulated investment company status under the Internal Revenue Code (Subchapter M) including qualification testing (e.g., asset diversification, good income and distribution tests).

E.	Review complex corporate actions to determine impact for tax purposes.

F.	Additional Services (subject to additional fees):
(1)	REMIC OID calculations

(2)	Accelerated fiscal or Excise Tax Reporting

(3)	Mutually agreed upon -tax consulting

(4)	Assistance with Internal Revenue audits or audits conducted by state taxing authorities

(5)	Assist and test for ownership changes

(6)	PFIC identification

(7)	Based upon mutually agreed upon procedures, determine personal holding company status, as deemed necessary

(8)	Prepare and review more than one tax basis income estimate, including capital gains, during each Fund’s fiscal and excise year
III. Compliance Services
J.P. Morgan will provide assistance to the Trust and its investment adviser with respect to compliance with federal tax and securities laws. Responsibility for such compliance services are subject to the development of a more precise allocation of duties and responsibilities between

J.P. Morgan, the adviser, the Trust’s Chief Compliance Officer and other relevant service providers. In addition, J.P. Morgan’s provision of compliance services is designed to assist the Trust and its adviser but is not intended as an assumption by J.P. Morgan of the adviser’s fiduciary duties and legal responsibilities to the Trust.
A.	Portfolio compliance.
(1)	Monitor and periodically test the Trust’s compliance with such investment restrictions and other regulatory requirements that can be tested via automation, as may be necessary to meet industry regulations (e.g., issuer or industry diversification, etc.).

(2)	Perform independent daily/monthly portfolio compliance review of information contained in fund accounting source reports.

(3)	Implement written procedures for J.P. Morgan as the Trust’s service provider reasonably designed to prevent violations of federal securities laws.

(4)	Prepare quarterly reports for the Fund’s compliance officer listing any known material compliance violations that occurred.

(5)	Coordinate mailing of all IRS quarterly compliance reminder letters to investment adviser of the Trust.

(6)	Prepare brokerage commission reports for review by the Funds’ investment adviser.

(7)	Prepare compliance reports for the Funds’ Board of Trustees.

(8)	Communicate results of compliance testing to the investment adviser for the Trust on a daily basis.

(9)	Provide access to compliance records and compliance tracking systems.

(10)	Develop, maintain, and monitor a compliance calendar for the Trust.

(11)	Assist in monitoring best execution by providing quarterly brokerage commission reports.
B.	Policies and procedures compliance.
(1)	Assist the Fund’s Investment Adviser with monitoring compliance with the 1940 Act and the 1933 Act and with rules, and amendments to rules, adopted thereunder, and notify the Trust of the results thereof.

(2)	Oversight and maintenance of required books and records for the Trust, as required by Rules 31(a)-1 and 31(a)-2 of the 1940 Act and the Orders of Exemption that are provided by the Fund to J.P. Morgan.

(3)	Assist the Funds’ investment adviser with monitoring its compliance with Fund Board directives, including but not limited to Joint Repurchase Agreements and “Approved Issuers Listings for Repurchase Agreements” with J.P. Morgan approved counter-parties, and procedures required under Rules 17a-7, 17e-1, 17(g), 17(j) and 12d3-1 of the 1940 Act.

(4)	With respect to J.P. Morgan services; (i) assist with the development and monitoring of the Trust’s Disclosure Controls and Procedures; and (ii) will provide a representation letter to assist the Fund with its Sarbanes-Oxley responsibilities;

(5)	Assist in the development and implementation of appropriate policies and procedures in response to applicable regulatory developments.

C.	38a-1 Compliance
(1)	Provide information and assistance reasonably required by the Trust’s Chief Compliance Officer or the Board in connection with the Board’s determination regarding the adequacy and effectiveness of the Trust’s compliance policies and procedures.

(2)	Maintain for the Trust a copy of J.P. Morgan’s standard summaries of its policies and procedures with respect to services provided to the Trust required pursuant to Rule 38a-1 that are in effect, or at any time within the past five years were in effect, in an easily accessible place.
IV. General Administration Services
A.	Prepare or compile performance and expense information, financial reports, and compliance data and information for inclusion in the Trust’s regular quarterly Board meeting materials;

B.	Expense accruals.
(1)	Calculate estimated expense ratio projections for new Funds to be included in the Fund’s prospectus.

(2)	Prepare Fund budgets, expense ratio projections, establish accruals and review on a monthly basis, including expenses based on a percentage of average daily net assets (e.g., management, advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, directors’ fees, etc.).

(3)	Calculate contractual Trust expenses, monitor all Funds’ expense ratios.

(4)	Implement methodology determined by the Trust for allocating expenses within the Trust.

(5)	Prepare, calculate, review and coordinate fee table and fee example information and disclosures for the prospectus.

(6)	Calculate periodic distribution rates.
C.	Expense payments.
(1)	Review invoices directed to Trusts;

(2)	Calculate complex expense allocations when appropriate;

(3)	Arrange, if directed by the appropriate Trust officers, for the payment of the Trust’s and each Portfolio’s or class’ expenses;

(4)	Prepare and file form 1099-MISC for fund expense payments, including Trustees’ fees.

(5)	Provide expense details to the Funds’ investment adviser for periodic review.

(6)	Assist in the verification of Fund expenses including out-of-pocket costs charged to the Funds, subject to review and confirmation by the Fund Treasurer.
D.	Prepare and review all performance calculations, as required:
(1)	Total return (monthly);

(2)	Distribution yield;

(3)	After-tax performance calculations.

(4)	Other calculations required for the annual report, prospectus, statement of additional information, Form N-CSR and/or Form N-SAR (where applicable).

(5)	For additional fees, as agreed by the parties, J.P. Morgan will calculate total returns as follows:
(a)	Year-to-date total returns (daily and month-end)

(b)	Month-to-date total returns

(c)	Quarter-to-date total returns

(d)	Quarterly total returns

(e)	Cumulative total returns

-1 month

-3 month

-6 month

-since Trust inception

(f)	Average annualized total returns

-1 year

-3 year

-5 year

-10 year

-since Trust inception

(g)	Annual total returns
E.	Reports to statistical service providers:
(1)	Coordinate and facilitate survey reporting (up to 5 surveys).

(2)	Coordinate and facilitate NASDAQ registration.

(3)	Report Fund performance to twelve (12) outside statistical service agencies per month as directed by the Trust.

(4)	Prepare Fund information surveys requested by the Investment Company Institute.
F.	Officers. Furnish appropriate officers for the Trust, including assistant treasurer and assistant secretary . The assistant treasurer and assistant secretary of the Trust will perform duties attendant with their position including the following duties:
(1)	Attend periodic Board meetings, as necessary.

(2)	Work with audit firm on tax and reporting issues.

(3)	Work with other fund officers on fund strategy and accounting policies.

(4)	Assist in the development and evaluation of the Trust’s Disclosure Controls and Procedures.

(5)	Record minutes and maintain official Board records.

(6)	Provide representation letters to support the Fund’s Form N-Q and N-CRS filings on a quarterly basis, as requested by the Trust.
G.	Other general administration:
(1)	Prepare and file Rule 24f-2 filings subject to review by Trust counsel.

(2)	Apply for all portfolio Tax I.D. numbers and CUSIP numbers.

(3)	Prepare financial information for inclusion in Board of Trustees materials.

(4)	Assist the Trust in obtaining Fund ratings from NRSRO’s.

(5)	Respond to and coordinate requests from independent fund accountants related to Fund audits and other Fund related business.

FUND SERVICE AGREEMENT
SCHEDULE C
DESCRIPTION OF FUND ACCOUNTING SERVICES
J.P. Morgan shall provide the following accounting services to the Trust:
A.	J.P. Morgan shall keep and maintain the Trust books and records in accordance with any applicable statutes, rules and regulations, including Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with the services to be provided hereunder.

B.	Calculation of each funds’ Net Asset Value in accordance with the Prospectus, and after the fund meets eligibility requirements, transmission to the applicable national securities exchange and to such other entities as directed by the Trust.

C.	Accounting for dividends and interest received and distributions made by the Trust.

D.	Coordinate with the Trust’s independent auditors with respect to the annual audit, and as otherwise requested by the Trust.

E.	Calculation of the cash component of the portfolio composition file and transmit the same to NSCC and the Trust’s Distributor.

F.	Apply dual sell selection methodology when calculating realized gains and losses (highest cost for market trades and lowest cost for in kind redemption trades).

G.	Verify and reconcile with the Trust’s custodian all daily trade and cash activity.

H.	Accrue expenses of the Trust according to instructions received from the Trust’s Administrator.

I.	Determine the outstanding receivables and payables for all (1) security trades, (2) Trust share transactions and (3) income and expense accounts.

J.	Compute, as appropriate, each Trust’s net income and capital gains.

K.	Post Trust transactions to appropriate general ledger categories.

L.	Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust.

M.	Provide such periodic reports as the parties shall agree upon.

N.	Differentiate between and track gains/losses from redemption in kind trades and gains/losses from market trades.

O.	Provide access to accounting reports prepared by J.P. Morgan via the internet.

P.	Review and compare each Fund’s NAV to the closing market price and/or 4:00 p.m. price for such Fund on the national securities exchange on which the shares of such fund are traded, and report.

Q.	Follow the Funds’ board-approved Pricing and Valuation Procedures in accordance with the 1940 Act.

R.	Review daily the net asset value calculation for each Fund, check and confirm the net asset values for reasonableness and deviations, and distribute net asset values to the respective national securities exchange on which shares of such Fund are traded, as directed by such Fund.

S.	Provide daily NAV, stale price, tracking variance of each Fund against the underlying Fund Index and such periodic reports as the parties shall agree upon.

T.	Determine unrealized appreciation and depreciation on securities held in Funds.

U.	Provide accounting reports in connection with the Trust’s regular annual audit and other audits and examinations given by regulatory agencies.

V.	Record derivative trading costs on trade date as requested by and provided by the Funds’ investment adviser.

W.	Prepare data for premium/discount calculation of NAV to secondary market price and provide data to interested parties daily as necessary.

X.	Prepare the mark-to-market report based on instructions by each Fund’s investment adviser as to which securities are collateralized for SEC compliance.

Y.	Upon approval from each Fund’s investment adviser, send daily portfolio holdings information to the Trust. Upon approval from each Fund’s investment adviser, send daily Portfolio Composition Files (“PCF”) files to the Trust, as necessary. Such portfolio holdings information for each Fund shall include names, identifiers and number of shares held of each specific equity security, percentage of portfolio represented by each security the specific types of financial instruments and characteristics of same, money market instruments and amount of cash held in the portfolio of each Fund and other information requested by Trust.

Z.	For each Fund, the Portfolio Composition File (“PCF”) will be created and will be transmitted for each Fund to the NSCC before 7:30 p.m. ET the same business day.

AA.	Provide daily tax lot holdings report on morning of T + 1.

FUND SERVICE AGREEMENT
SCHEDULE D
REGULATORY SERVICES
A.	Prospectus/SAI updates. Prepare and file post-effective amendments to the Fund’s Registration Statement for annual prospectus update purposes; prepare and file prospectus stickers or supplements with respect to routine items for existing Portfolios. Review all such documents for compliance with applicable rules and forms, subject to review by Fund counsel.

B.	Board materials. Prepare agenda, minutes of prior Fund Board meetings, collect background information and prepare all routine Board materials for regular quarterly Board meetings and distribute such materials for review to all necessary parties.

C.	Corporate calendar. Maintain general corporate calendar of Board meetings and routine SEC filings.

D.	New Products. Review prospectuses, supplements, statements of additional information, other registration statement materials and proxy materials prepared by Fund counsel who will provide final review and approval and coordinate filing of such documents with the SEC with the printer selected by the Fund (services for which additional mutually agreed fees may be charged).

E.	Files. Maintain files of registration statements, Fund contracts, Fund proxies, compliance materials that are prepared by J.P. Morgan or furnished to J.P. Morgan by the Fund, and other Fund documents as required by the 1940 Act and rules adopted thereunder, as they may be amended from time to time, and other requirements.

F.	Form N-PX. Compile and file Form N-PX, provided that the Trust or its agents timely provide the relevant information to J.P. Morgan.

G.	Make required filings with respect to the Trust’s fidelity bond.

H.	SEC examinations. Provide support and coordinate communications and data collection, of records and documents held by J.P. Morgan on the Trust’s behalf, with respect to routine SEC regulatory examinations, including industry-wide examinations, of the Trust. Prepare draft responses to examinations with respect to information in the possession of J.P. Morgan or which implicate J.P. Morgan services provided to the Funds.

I.	Obtain updated authorized signers lists on a quarterly basis for Board books.

D- 1